NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SETTLEMENT OF LAWSUIT

NEW YORK, NEW YORK (June 25, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced a settlement of the lawsuit that had been filed against Griffin and its subsidiary, Imperial Nurseries, Inc. (“Imperial”) by a dozen Guatemalan workers recruited by Pro Tree Forestry Services, a former farm labor contractor for Imperial. Although specific terms of the settlement will remain confidential, Griffin has agreed to provide the workers with financial compensation out of concern for the hardship they allege they experienced. The action by the workers against Pro Tree is continuing.

Imperial was shocked to hear of the allegations that employees of Pro Tree Forestry Services were being treated poorly. As soon as it became aware of the allegations last year, Imperial terminated its contract with Pro Tree.

“Griffin and Imperial are pleased that the case against us has now settled”, said Mike Danziger, President and Chief Executive Officer of Griffin.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business. Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.